AGREEMENT

The Agreement dated as of this 20th day of January, 2014 is by and among Center Bancorp, Inc., a New Jersey corporation (the “Company”), Union Center National Bank, a national banking association (together with any successor in interest, the “Bank” and together with the Company, the "Employer") and Anthony C. Weagley, an individual with his primary place of residence at 4748 Irvin Road, Slatington, PA 18083-3775 (“Employee”)

WHEREAS, Employee serves as President and CEO of the Company and the Bank;

WHEREAS, Company and the Employee are parties to that certain Non-Competition Agreement dated December 2, 2010 (the “Non-Competition Agreement”);

WHEREAS, the Company, the Bank and the Employee are parties to that certain Employment Agreement dated as of the 4th day of April, 2012 (the “Employment Agreement”);

WHEREAS, the Company and ConnectOne Bancorp, Inc ( “CNOB”) are parties to that certain Agreement and Plan of Merger dated as of January 20th, 2014 (the “Merger Agreement”) pursuant to which CNOB will merge with and into the Company, with Company as the surviving entity;

WHEREAS, the parties wish to set forth their agreements regarding (i) the effect of the transactions contemplated by the Merger Agreement on the Non-Competition Agreement and the Employment Agreement and (ii) Employee’s role with the Company after consummation of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Effective Date. This Agreement shall be effective as of the Effective Time (as defined in the Merger Agreement). In the event the Merger Agreement is terminated pursuant to its terms, this Agreement shall terminate and be of no further force and effect and the Employment Agreement and the Non-Competition Agreement shall remain in full force and effect as fully as if this Agreement had never been entered into.

2. Employment After Effective Date. Upon the Effective Time, Employee shall be employed as the Chief Operating Officer of the Company and the Bank (the “Position”). The parties agree that Employee shall at all times he is employed in the Position, be an “employee at will, meaning he may terminate his employment at any time, and the Company may terminate his employment at any time, for any reason or no reason at all. . In the Position, Employee will assist the President and Chief Executive Officer with private banking, wealth management, operations, and integration of the Company, and forward looking strategic initiatives involving future mergers and acquisitions, as well as such other activities consistent with Employee’s position of Chief Operating Officer as may be assigned by the President and Chief Executive Officer or the Board. Employee will report directly to the President and Chief Executive Officer of the Company. While employed hereunder, Employee will be paid a base salary of $35,000 per month, prorated for any partial months worked, and continue to receive the same insurance benefits provided to the other executive officers of the Company and to receive the same car allowance the Executive was receiving from the Company immediately prior to the effective date of this Agreement.

3. Employment Agreement. The parties hereby agree and acknowledge that consummation of the transactions contemplated by the Merger Agreement and the change in Employee’s position with the Company as a result contemplated by Section 2 hereof will constitute a “Terminating Event” as defined in Section 5(c) of the Employment Agreement, entitling him to a payment of $1,679,790 thereunder upon the earlier of (i) the Employee's separation from service from the Employer at any time and for any reason (with or without cause and even if the separation from service is due to disability or death) following the Effective Time and the Employee's execution of a general release in the form attached as Exhibit A to this Agreement or (ii) the one year anniversary of the Effective Time, to the extent Employee is still then employed by Employer. Such payment will be made in accordance with the terms of the Employment Agreement specifically including the six (6) month delay in payment in accordance with the provisions of Section 13 of the Employment Agreement, if applicable, following a termination of employment. In addition, Employee will be entitled to receive the sum of $75,414 payable in 12 equal installments over the 12 months immediately following his separation from service in accordance with the regular payroll practices of the Employer (and subject to the provisions of Section 13 of the Employment Agreement, if applicable) and all unvested restricted stock awards and/or unvested stock options held by the Employee shall become fully vested upon his separation from service for any reason (with or without cause and even if the separation from service is due to disability or death) at any time within the twelve (12) months immediately following the Effective Time. Upon the Effective Time, Company waives it right to require Employee to render consulting services under Section 12 of the Employment Agreement, and the Employment Agreement shall be deemed terminated.

4. Non-Competition Agreement. For purposes of Section 4 and 5 of the Non-Competition Agreement, Employee will be deemed to have “separated from service” with the Company on the date Employee resigns from service or is released from service by the Company and/or the Bank. Upon such separation from service, and provided that the Employee executes a general release in the form attached as Exhibit A to this Agreement, Employee shall be entitled to a payment of $836,500 under Section 5(a) of the Non-Competition Agreement subject to the provisions of Section 5(b) of the Non-Competition Agreement.

Notwithstanding the provisions of the Non-Competition Agreement, the restrictions contained in Section 4(a) of the Non-Competition Agreement (i) shall remain in effect for a twelve (12) month period commencing on the Effective Time, and (ii) shall not apply to prohibit Employee from working in the banking or financial services business within the Commonwealth of Pennsylvania, provided Employee is in compliance with the restrictions imposed by Sections 4(b) and 4(c) of the Non-Competition Agreement. The restrictions contained in Sections 4(b) and 4(c) of the Non-Competition Agreement shall remain in effect for a period of twelve (12) months after the Employee’s separation of service from the Company and the Bank.

Except as specifically modified by the terms of this Agreement, the Non-Compete Agreement shall remain in full force and effect.

5. Amendment. This Agreement may only be amended by a writing signed by the parties hereto. Notwithstanding the forgoing, from the date hereof through the Effective Time, this Agreement may only be amended with the written consent of CNOB, which may be granted or withheld in its complete discretion.

6. Miscellaneous .

(a) Governing Law; Jurisdiction. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

(b) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

(c) Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

(d) Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section.

(e) Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:

Center Bancorp, Inc.

2455 Morris Avenue

Union, New Jersey 07083

Attention: Joseph D. Gangemi, Senior Vice President

with a copy to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08902

Attention: Robert Schwartz

If to Employee to the Employee's residence address set forth above in this Agreement.

(g) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7. Indemnification. Employee shall be indemnified by the Employer to the maximum extent permitted by law (and shall be entitled to receive advances to the maximum extent permitted by law) with respect to all actions and all decisions not to act taken by Employee during the period Employee has been employed by the Employer. The Company and the Bank shall be jointly and severally liable under this Agreement with respect to all obligations of either such party hereunder. Any defense available to the Company or to the Bank that this Agreement is not enforceable against it shall not constitute a defense for the holding company if either the Bank or the Company is owned, directly or indirectly by a holding company. The obligations of this Section 7 shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

THE COMPANY

Center Bancorp, Inc.	By: /s/ Joseph D. Gangemi, Name: Joseph D. Gangemi, Vice President

THE BANK

Union Center National Bank	By: /s/ Joseph D. Gangemi, Name: Joseph D. Gangemi, Senior Vice President

EMPLOYEE

/s/ Anthony C. Weagley	Name: Anthony C. Weagley

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) is dated _________, 2014, by and among _______________ (“Executive”), CONNECTONE BANCORP, INC. and CONNECTONE BANK (collectively “CNOB”).

WHEREAS, pursuant to the terms of that certain Agreement dated January 20, 2014 between Executive and CNOB (the “Agreement”), Executive has become entitled to receive payments pursuant to Sections 3 and 4 of the Agreement;

WHEREAS, pursuant to Sections 3 and 4 of the Agreement, it is a condition precedent to the Employer's ("Employer" to have the meaning set forth in the Agreement) obligation to make such payments that Executive enter into this Agreement;

NOW, THEREFORE, IN CONSIDERATION of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.                  Release and Waiver.

(a)                The Executive, for himself, his heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, CNOB, and all their representatives, officers, directors employees and affiliates, and each and every successor, assign and agent (the “Released CNOB Parties”), from and against any and all claims. As used herein, “claims” includes but is not limited to any and all matters relating to the Executive’s employment agreement any and all claims related to Executive’s service as an employee, officer or director of CNOB or any subsidiary or affiliate through the effective date of this Agreement or arising from or related to Executive’s service with CNOB, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with CNOB or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by CNOB and its affiliates; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the effective date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, from the beginning of time to the effective date of this Agreement. For avoidance of doubt, this Section includes a release of claims under the New Jersey Law Against Discrimination, the New Jersey State WARN Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Smoke-Free Air Act, the New Jersey Equal Pay Act, the New Jersey Occupational Safety and Health Law, the New Jersey Temporary Disability Benefits Act and the New Jersey Family Leave Act. In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the effective date of this Agreement. The foregoing list is meant to be illustrative rather than exclusive.

(b)               Notwithstanding the foregoing, Executive does not waive any rights related to: (i) Employer's obligations to make payments or provide other benefits under either Section 3 or 4 of the Agreement, (ii) claims for any amounts then unpaid and owing to the Executive under Section 2 of the Agreement, (iii) claims for payment under any equity compensation plan of CNOB or the Employer in effect as of the date hereof and under which Executive received an award, (iv) claims for benefits under the Employer's or CNOB’s tax-qualified retirement plans or other benefit or compensation plans in which Executive has a vested benefit; (v) claims for benefits required by applicable law or health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., COBRA), or (v) claims against any individual CNOB Released Party that is unrelated to (a) the business of CNOB or (b) Executive’s employment with CNOB. In addition, excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. As to the immediately preceding sentence, however, Executive does waive Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive's behalf.

(c)                Executive agrees not to institute, nor has Executive instituted, a lawsuit against any Released Company Party based on any waived claims or rights as set forth above.

(d)               EXCEPT AS OTHERWISE PROVIDED HEREIN, EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIM(S) OF ANY TYPE THAT EXECUTIVE MAY NOW HAVE AGAINST ANY RELEASED COMPANY PARTY.

2.                  Injunctive Relief. The parties hereto recognize that irreparable injury will result to CNOB, their businesses and properties in the event of Executive’s breach of any covenants or agreements contained herein. CNOB will be entitled, in addition to any other remedies and damages available to it, to an injunction prohibiting Executive from committing any violation or threatened violation of this Agreement.

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3.                  General Provisions.

(a) Heirs, Successors and Assigns. The terms of this Agreement will be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c) Governing Law. This Agreement will be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(e) Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the dates set forth below and Executive hereby declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted after complete consideration of all facts and legal claims.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS. CNOB HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

EXECUTIVE

Date

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